CERTIFICATE OF AMENDMENT

                         OF THE

          RESTATED CERTIFICATE OF INCORPORATION

                         OF

              INTERNATIONAL AMERICAN HOMES, INC.


                  ________________________

           Pursuant to Section 242 of the General
           Corporation Law of the State of Delaware
                  ________________________


          INTERNATIONAL AMERICAN HOMES, INC., a Delaware corporation, does hereby certify as follows:
          FIRST: The first paragraph of Paragraph 5 of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
     "The total number of shares of capital stock which the Corporation shall have authority to issue is fourteen million (14,000,000), of which ten million (10,000,000)
     shall be shares of common stock with a par value of $.01 per share (the "Common Stock"), and four million (4,000,000) shall be shares of preferred stock with a par value of $.01 per share (the "Preferred Stock"). Each share of Common Stock issued and outstanding or issued and held in the treasury of the Corporation as of the close of business on the date (the "Effective Date") on which the amendment to the Restated Certificate of Incorporation of the Corporation adding this sentence shall become effective, is hereby automatically and without further action reclassified, converted, and changed into one-tenth (1/10th) of a share of Common Stock, par value $.01 per share, provided that no fractional shares shall be issued pursuant to such reclassification, conversion, and change. The Corporation shall pay to each stockholder who would otherwise be entitled to a fractional share as a result of such reclassification, conversion, and change, the cash value of such fractional share based on the average closing bid prices of the Common Stock
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                              Page 2
     for a period of ten trading days immediately preceding the Effective Date, as reported by the National Quotation Bureau. Each certificate for Common Stock outstanding or held in treasury on the Effective Date shall thereupon and thereafter evidence the number of shares of Common Stock, and/or the right to receive cash into which such shares shall have been reclassified, converted and changed, and may be surrendered to the Corporation for cancellation in exchange for new certificates representing such number of shares and/or such cash."

          SECOND: The foregoing amendments were duly adopted in accordance with Section 242 of the General
Corporation Law of the State of Delaware.
          THIRD: This Certificate shall not become effective until 6:00 p.m. Delaware time on May 31, 1995.

          IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this 22nd day of May, 1995.

                    INTERNATIONAL AMERICAN HOMES, INC.



                    BY: /s/ Michael P. Villa
                         Michael P. Villa
                         Vice President, Treasurer, and
                         Chief Financial Officer


ATTEST:


By: /s/ Pamela A. Perez
   Pamela A. Perez
   Vice President and
     Assistant Secretary